McGLADREY & PULLEN, LLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
SUITE 1400
1555 PALM BEACH LAKES BOULEVARD
WEST PALM BEACH, FLORIDA 33401-2349
(561) 697-1785 FAX (561) 697-8055



July 1, 1996

Securities and Exchange Commission
Washington, Dc 20549

We were previously the independent accountants for Novatek International, Inc., and on February 6, 1996, we reported on the consolidated financial statements of Novatek International, Inc. and subsidiaries as of and for the two years ended December 31, 1995. On June 19, 1996, we were dismissed as independent accounts of Novatek International, Inc.

We have read Novatek International, Inc.'s statements included under Item 4 of its Form 8-K dated June 19, 1996 (which was furnished to us on June 27, 1996), and we agree with such statements.


                                              /s/McGLADREY & PULLEN, LLP